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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in Amendment No. 2 to the Form-S-4 for Verio Inc. which is dated December 16, 1998 and which is expected to be filed with the Securities and Exchange Commission December 16, 1998 our report dated September 17, 1997 on our audits of the financial statements of Hiway Technologies, Inc. as of December 31, 1996 and for the period from April 6, 1995 (date of inception) to December 31, 1995 and the year ended December 31, 1996.


                                    /s/ DEMEO, YOUNG, MCGRATH & COMPANY, P.A.
                                    --------------------------------------------
                                       DeMeo, Young, McGrath & Company, P.A.


December 15, 1998